DIGITAL PENANG SDN BHD (1115284-A)
No.15B & No.16B,
Bangunan Wisma Yeap Chor Ee,
Pengkalan Weld,10300 Georgetown,
Pulau Pinang.
T +(604) 835 0307

Strictly Private & Confidential
By Email/ By Post

Our Ref. : DP. 100 - 21/2/1 (1)
Your Ref. :

Date : 19th August 2021

AngkasaX Innovation Sdn Bhd
(1407917-U)
15A-16A
Bangunan Wisma Yeap Chor Ee
Georgetown 10350
Pulau Pinang.

Attention to: **Dato' Dr. Sean Seah**
Executive Chairman

Dear Sir,

RE: LETTER OF UNDERTAKING

We refer to the above matter.

This letter serves as a confirmation of our various discussion and our agreement in principle under this letter of undertaking ("**Letter of Undertaking**") in relation to the new co-working space with a physical business operation at 15A – 16A, Bangunan Wisma Yeap Chor Ee, Pengkalan Weld, 10350, George Town, Pulau Pinang ("**Coworking Space**").

You agree to be enrolled as a member of Digital Penang's 'CD² Sandbox' ("**Ecosystem**"), subject to the following indicative terms:

1. Pledge and undertakings

   You agree and undertake:

   a) to execute a co-working space tenancy agreement between your company and The Chief Minister Incorporated (the "**Landlord**"). The indicative terms of the tenancy agreement shall include a minimum period of 1 year rental for at least 1 'permanent desk' or a office space (the tentative commencement period to be agreed in writing i.e., when movement restrictions due to Covid19 are lifted);

   b) to endeavour to expand operations and invest in your business growth in the state of Penang according to business demand and market conditions;

   c) to allow us to use your logo and company branding for the purpose of promoting the Ecosystem. Additionally, you agree that you shall have no objection for us to disclose the details of this Letter of Undertaking to Malaysia Digital Economy

Corporation (MDEC) for the purposes of securing the 'Malaysia Digital Hub' status for the Coworking Space;

d) to promote and connect Digital Penang and their programs with affiliates and partners that will be beneficial for the Ecosystem; and

e) to participate in relevant programmes that are organized by Digital Penang.

2. Benefits and privileges of being a member of the Ecosystem

In return, we shall endeavour to provide the following Ecosystem's privileges available to you, including:

a) subject to formal execution of the membership agreement and the tenancy agreement, the right to use the Coworking Space for purposes of registration of business at no charge until Covid19 restrictions are lifted as in Item 1 (a) above;

b) use of the facilities, where available to host your events and meetings at no charge until Covid19 restrictions are lifted as in Item 1(a) above conditioned upon availability of such facilities;

c) invitation to exclusive and 'invite-only' events within the ecosystem network and affiliates;

d) access to services by Digital Penang and your affiliates or partners at a preferred rate; and

e) any other privileges and benefits as may be notified to you in writing from time to time.

The comprehensive terms setting out the benefits and privileges will be agreed in the formal membership agreement to be entered between us after the date of this Letter of Undertaking.

3. You agree that your membership and the right to use the Coworking Space is subject to the formal tenancy agreement and payment of the tenancy rates pursuant to the agreement. You undertake to make full payment of the expenses regarding paragraph 1(a) above, the total rental charges associated with the type of space as invoiced to you, directly to the Landlord as invoiced to you from time to time.

4. You agree and understand that the Landlord has the right to take legal action against you for your failure to make all accrued payments as stated in the above paragraph 1(a) and you shall be fully responsible for any claims and damages made by the Landlord against you and other applicable legal remedies available under the law.

Digital Penang

DIGITAL PENANG SDN BHD (1115284-A)
No.15B & No.16B,
Bangunan Wisma Yeap Chor Ee,
Pengkalan Weld,10300 Georgetown,
Pulau Pinang.
T +(604) 835 0307

We truly hope that Digital Penang's assistance and your involvement in CD^2 Sandbox Ecosystem will pave the way for greater collaboration between us.

Yours faithfully

For and on behalf of
Digital Penang Sdn Bhd

Tony Yeoh
Chief Executive Officer

CC : **Bharathi A/P Suppiah**
Deputy General Manager
Chief Minister Incorporated (CMI)
Level 47,
Kompleks Tun Abdul Razak (KOMTAR)
10503 Penang.

ACCEPTANCE AND ACKNOWLEDGMENT

I, Dr. Sean Seah, as the authorised representative of AngkasaX Innovation Sdn Bhd confirm our agreement to the above terms.

For and on behalf of
AngkasaX Innovation Sdn Bhd

Name: Dr. Sean Seah

Designation: Executive Chairman

Date: 23 August 2021